Exhibit 99

Contacts:
Analysts - Matthew Stroud 407-245-6458
Media - Rich Jeffers 407- 245-4189

FOR IMMEDIATE RELEASE
July 10, 2013
4:30 p.m. EST

Salli Setta Named Red Lobster President;
Dave Pickens Appointed Chief Restaurant Operations Officer for Darden

Orlando, Fla. (July 10, 2013) - Darden Restaurants, Inc. (NYSE:DRI) today announced two senior leadership appointments:

•	Salli Setta will become President of Red Lobster. In her new role, she will lead all aspects of the iconic brand with more than 700 restaurants, 60,000 employees and $2.6 billion in annual sales.

•
Dave Pickens will become the new Chief Restaurant Operations Officer for Darden. In this capacity, he will lead the Operations Leadership Team and ensure the successful implementation of various strategic operations initiatives that span the entire Darden enterprise and include further improving the guest experience.

These appointments are effective Monday, July 15. Both Setta and Pickens will report to Drew Madsen, Darden's President and Chief Operating Officer.

Since joining Red Lobster in 2005 as Executive Vice President of Marketing, Setta has led a comprehensive brand refresh. Under her leadership, Red Lobster has made extensive culinary changes, including introducing its Today's Fresh Fish menu, Wood Fire Grill cooking platform and Quick Catch Lunch program, and created and launched its well-received “Sea Food Differently” advertising campaign. She joined Darden in 1990 as a sales promotion assistant at Olive Garden and held positions of increasing responsibility during her 15-year tenure with the brand, including Vice President of Brand Marketing and Senior Vice President of Culinary and Beverage.

Darden's Chairman and CEO Clarence Otis commented: “Salli is yet another example of the extraordinary people in our company who, through a combination of individual passion and commitment, and a strong culture of disciplined leadership development, have progressed to a critical senior leadership role. She played an integral role in redefining Red Lobster and with her promotion to president she will accelerate efforts to fully bring all the recent brand enhancements to life. Salli is a proven leader who has demonstrated a unique ability to attract and develop talent during her 20-plus years with the company. Most importantly, with her deep understanding of Red Lobster's brand and guests, she is uniquely prepared to drive Red Lobster's future success.”

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Pickens has spent more than 40 years with Darden. He began as a Red Lobster crew member in 1973, became a Management Trainee and progressed through various operations roles with increasing responsibility culminating in his role as a division Senior Vice President. He joined Olive Garden in 1995 as Senior Vice President of Operations for the Orlando division.

He was promoted to Olive Garden's Executive Vice President of Operations in 1999 and then to President in 2004, a position he held until rejoining Red Lobster in 2011 as its President.

Madsen said: “Dave is our most seasoned operations leader and someone who embodies our culture and values in everything he does. There is no one better to take on the role of Chief Restaurant Operations Officer in this period of intense competition and increased operations complexity. In addition to his business acumen and operational expertise, he also does an extraordinary job of keeping the interests of our employees at the center of everything we do.”

Otis further commented: “These appointments round out a series of moves we've made since January that place new leaders in our most senior roles. There are important new consumer and competitive dynamics in our industry, and these leaders have the right skills and experience to address these dynamics. We will continue to look for unique opportunities to deploy our deep talent bench to develop our people and meet the ever changing needs of our business.”

Darden Restaurants, Inc. (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 2,100 restaurants that generate over $8.5 billion in annual sales. Headquartered in Orlando, Fla., and employing more than 200,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2013, Darden was named to the FORTUNE "100 Best Companies to Work For" list for the third year in a row and is the only full-service restaurant company to ever appear on the list. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V's and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

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